Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND

FULL-YEAR 2019 RESULTS AND ANNOUNCES ADDITIONAL $1.0 BILLION SHARE REPURCHASE AUTHORIZATION

•	Fourth quarter comparable store sales increase of 4.4%, full-year increase of 4.0%
•	14% increase in fourth quarter diluted earnings per share to $4.25, full-year 11% increase to $17.88

Springfield, MO, February 5, 2020 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter ended December 31, 2019.    The results represent 27 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results

O’Reilly’s CEO and Co-President, Greg Johnson, commented, “We are pleased to once again report another profitable quarter, highlighted by a 4.4% increase in comparable store sales and a 14.2% increase in diluted earnings per share.  While our comparable store sales results for the fourth quarter were in the top half of our expected range, we continued to see ongoing inflationary pressures in our expense structure, and primarily due to an unexpected surge in health benefit costs, our operating profit for the fourth quarter did not meet our expectations.”

Sales for the fourth quarter ended December 31, 2019, increased $168 million, or 7%, to $2.48 billion from $2.31 billion for the same period one year ago.  Gross profit for the fourth quarter increased 7% to $1.32 billion (or 53.3% of sales) from $1.23 billion (or 53.3% of sales) for the same period one year ago.  Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased 10% to $883 million (or 35.6% of sales) from $806 million (or 34.8% of sales) for the same period one year ago.  Operating income for the fourth quarter increased 3% to $442 million (or 17.8% of sales) from $428 million (or 18.5% of sales) for the same period one year ago.

Net income for the fourth quarter ended December 31, 2019, increased $25 million to $325 million (or 13.1% of sales) from $300 million (or 13.0% of sales) for the same period one year ago.  Diluted earnings per common share for the fourth quarter increased 14% to $4.25 on 76 million shares versus $3.72 on 81 million shares for the same period one year ago.

Full-Year Financial Results

Mr. Johnson continued, “Team O’Reilly’s commitment to providing the highest level of customer service in the industry, along with our relentless focus on profitable growth, resulted in full-year comparable stores sales growth of 4.0%, a 5.8% increase in full-year operating profit and an 11.1% increase in 2019 diluted earnings per share.  I would like to take this opportunity to thank our Team for their continued dedication, hard work and commitment to O’Reilly’s ongoing success, highlighted by 2019 marking our 11th consecutive year of 10% or greater diluted earnings per share growth.”

Sales for the year ended December 31, 2019, increased $614 million, or 6%, to $10.15 billion from $9.54 billion for the same period one year ago.  Gross profit for the year ended December 31, 2019, increased 7% to $5.39 billion (or 53.1% of sales) from $5.04 billion (or 52.8% of sales) for the same period one year ago.  SG&A for the year ended December 31, 2019, increased 8% to $3.47 billion (or 34.2% of sales) from $3.22 billion (or 33.8% of sales) for the same period one year ago.  Operating income for the year ended December 31, 2019, increased 6% to $1.92 billion (or 18.9% of sales) from $1.82 billion (or 19.0% of sales) for the same period one year ago.

Net income for the year ended December 31, 2019, increased $67 million, or 5%, to $1.39 billion (or 13.7% of sales) from $1.32 billion (or 13.9% of sales) for the same period one year ago.  Diluted earnings per common share for the year ended December 31, 2019, increased 11% to $17.88 on 78 million shares versus $16.10 on 82 million shares for the same period one year ago.

Mr. Johnson concluded, “We successfully met our goal of 200 net, new store openings in 2019, in addition to converting 20 acquired Bennett stores to the O’Reilly brand.  Also, we closed on our acquisition of Mayasa Auto Parts on November 29, 2019, and we are very pleased to officially welcome the over 1,100 Mayasa Team Members into the O’Reilly family.  The Mayasa acquisition represents O’Reilly’s first expansion outside the U.S. as an international company, and we are excited to work together with the outstanding Mayasa team to build on their history of profitable growth as we enter the Mexican automotive aftermarket.  We continued to enhance our industry-leading distribution network in 2019, as we successfully opened our 28th distribution center in Twinsburg, Ohio, and have two additional distribution center projects under construction in the Nashville and Memphis markets, which will both open in 2020. ”

4th Quarter and Full-Year Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for U.S. stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.  Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for U.S. stores open at least one year, are included in the comparable store sales calculation.  Comparable store sales increased 4.4% for the fourth quarter ended December 31, 2019, on top of 3.3% for the same period one year ago.  Comparable store sales increased 4.0% for the year ended December 31, 2019, on top of 3.8% for the same period one year ago.

Share Repurchase Program

During the fourth quarter ended December 31, 2019, the Company repurchased 0.3 million shares of its common stock, at an average price per share of $427.33, for a total investment of $125 million.  During the year ended December 31, 2019, the Company repurchased 3.9 million shares of its common stock, at an average price per share of $369.55, for a total investment of $1.43 billion.  Subsequent to the end of the fourth quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock, at an average price per share of $428.29, for a total investment of $88 million.  The Company has repurchased a total of 76.4 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $160.61, for a total aggregate investment of $12.27 billion.

Today, the Company also announced that its Board of Directors (the “Board”) approved a resolution to increase the authorization amount under its share repurchase program by an additional $1.0 billion, raising the aggregate authorization under the program to $13.75 billion.  The additional $1.0 billion authorization is effective for a three-year period, beginning on February 5, 2020.  Stock repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions.  There can be no assurance as to the number of shares the Company will purchase, if any.  The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.  As of the date of this release, the Company had approximately $1.48 billion remaining under its current share repurchase authorizations.

1st Quarter and Full-Year 2020 Guidance

The table below outlines the Company’s guidance for selected first quarter and full-year 2020 financial data:

	For the Three Months Ending	For the Year Ending
	March 31, 2020	December 31, 2020
Net, new store openings		approximately 180
Comparable store sales	2% to 4%	3% to 5%
Total revenue		$10.7 billion to $11.0 billion
Gross profit as a percentage of sales		52.5% to 53.0%
Operating income as a percentage of sales		18.4% to 18.9%
Effective income tax rate		23.2%
Diluted earnings per share (1)	$4.37 to $4.47	$19.03 to $19.13
Net cash provided by operating activities		$1.8 billion to $2.0 billion
Capital expenditures		$625 million to $675 million
Free cash flow (2)		$1.1 billion to $1.2 billion
(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)

Free cash flow is a non-GAAP financial measure.  The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

		For the Year Ending
(in millions)		December 31, 2020
Net cash provided by operating activities		$1,815	to	$1,980
Less:	Capital expenditures	625	to	675
	Excess tax benefit from share-based compensation payments	5	to	10
	Investment in tax credit equity investments	85	to	95
Free cash flow		$1,100	to	$1,200

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, February 6, 2020, at 10:00 a.m. Central Time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.”  Interested analysts are invited to join the call.  The dial-in number for the call is (847) 619-6396; the conference call identification number is 49267105.  A replay of the conference call will be available on the Company’s website through Friday, February 5, 2021.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs.  As of December 31, 2019, the Company operated 5,439 stores in 47 U.S. states and 21 stores in Mexico.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “estimate,”

“may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, tariffs, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, information security and cyber-attacks, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2018, and subsequent Securities and Exchange Commission filings for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Eric Bird (417) 868-4259

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2019 (1)	December 31, 2018
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$40,406	$31,315
Accounts receivable, net	214,915	192,026
Amounts receivable from suppliers	79,492	78,155
Inventory	3,454,092	3,193,344
Other current assets	44,757	48,262
Total current assets	3,833,662	3,543,102

Property and equipment, at cost	6,191,427	5,645,552
Less: accumulated depreciation and amortization	2,243,224	2,058,550
Net property and equipment	3,948,203	3,587,002

Operating lease, right-of-use assets	1,928,369	—
Goodwill and acquisition intangibles (2)	936,814	807,260
Other assets, net	70,112	43,425
Total assets	$10,717,160	$7,980,789

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,604,722	$3,376,403
Self-insurance reserves	79,079	77,012
Accrued payroll	100,816	86,520
Accrued benefits and withholdings	98,539	89,082
Income taxes payable	—	11,013
Current portion of operating lease liabilities	316,061	—
Other current liabilities	270,210	253,990
Total current liabilities	4,469,427	3,894,020

Long-term debt	3,890,527	3,417,122
Operating lease liabilities, less current portion	1,655,297	—
Deferred income taxes	133,280	105,566
Other liabilities	171,289	210,414

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
75,618,659 as of December 31, 2019, and
79,043,919 as of December 31, 2018	756	790
Additional paid-in capital	1,280,760	1,262,063
Retained deficit	(889,066)	(909,186)
Accumulated other comprehensive income	4,890	—
Total shareholders’ equity	397,340	353,667

Total liabilities and shareholders’ equity	$10,717,160	$7,980,789

Note:  The balance sheet at December 31, 2018, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(1)

The Company adopted Accounting Standard Codification 842 - Leases (“ASC 842”) during the first quarter ended March 31, 2019, using the additional, optional transition method, which does not require prior periods to be restated.

(2)	Includes goodwill and other intangible assets related to the acquisition of Mayasa Auto Parts as part of the preliminary purchase price allocation.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$2,482,975	$2,314,957	$10,149,985	$9,536,428
Cost of goods sold, including warehouse and distribution expenses	1,158,391	1,080,642	4,755,294	4,496,462
Gross profit	1,324,584	1,234,315	5,394,691	5,039,966

Selling, general and administrative expenses	883,081	806,275	3,473,965	3,224,782
Operating income	441,503	428,040	1,920,726	1,815,184

Other income (expense):
Interest expense	(35,288)	(31,468)	(139,975)	(122,129)
Interest income	732	683	2,545	2,521
Other, net	2,366	(4,098)	7,033	(1,489)
Total other expense	(32,190)	(34,883)	(130,397)	(121,097)

Income before income taxes	409,313	393,157	1,790,329	1,694,087
Provision for income taxes	84,397	92,800	399,287	369,600
Net income	$324,916	$300,357	$1,391,042	$1,324,487

Earnings per share-basic:
Earnings per share	$4.29	$3.76	$18.07	$16.27
Weighted-average common shares outstanding – basic	75,713	79,826	76,985	81,406

Earnings per share-assuming dilution:
Earnings per share	$4.25	$3.72	$17.88	$16.10
Weighted-average common shares outstanding – assuming dilution	76,495	80,636	77,788	82,280

Note: The income statement for the year ended December 31, 2018, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended
	December 31,
	2019	2018
	(Unaudited)	(Note)
Operating activities:
Net income	$1,391,042	$1,324,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	270,875	258,937
Amortization of debt discount and issuance costs	3,916	3,470
Deferred income taxes	21,396	20,160
Share-based compensation programs	21,921	20,176
Other	7,529	9,895
Changes in operating assets and liabilities:
Accounts receivable	(15,577)	18,138
Inventory	(239,912)	(163,367)
Accounts payable	213,423	177,676
Income taxes payable	(20,139)	22,903
Other	54,005	35,080
Net cash provided by operating activities	1,708,479	1,727,555

Investing activities:
Purchases of property and equipment	(628,057)	(504,268)
Proceeds from sale of property and equipment	7,118	4,784
Investment in tax credit equity investments	(33,781)	—
Other, including acquisitions, net of cash acquired	(142,026)	(34,818)
Net cash used in investing activities	(796,746)	(534,302)

Financing activities:
Proceeds from borrowings on revolving credit facility	2,708,000	2,414,000
Payments on revolving credit facility	(2,734,000)	(2,473,000)
Proceeds from the issuance of long-term debt	499,955	498,660
Payment of debt issuance costs	(3,990)	(3,923)
Repurchases of common stock	(1,432,791)	(1,714,013)
Net proceeds from issuance of common stock	60,206	72,146
Other	(191)	(2,156)
Net cash used in financing activities	(902,811)	(1,208,286)

Effect of exchange rate changes on cash	169	—
Net increase (decrease) in cash and cash equivalents	9,091	(15,033)
Cash and cash equivalents at beginning of the year	31,315	46,348
Cash and cash equivalents at end of the year	$40,406	$31,315

Supplemental disclosures of cash flow information:
Income taxes paid	$394,931	$311,376
Interest paid, net of capitalized interest	134,634	117,938

Note: The cash flow statement for the year ended December 31, 2018, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Year Ended
		December 31,
Adjusted Debt to EBITDAR:		2019	2018
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,890,527	$3,417,122
Add:	Letters of credit	38,870	35,148
	Discount on senior notes	3,515	4,294
	Debt issuance costs	16,958	15,584
	Six-times rent expense	2,032,182	1,903,698
Adjusted debt		$5,982,052	$5,375,846

GAAP net income		$1,391,042	$1,324,487
Add:	Interest expense	139,975	122,129
	Provision for income taxes	399,287	369,600
	Depreciation and amortization	270,875	258,937
	Share-based compensation expense	21,921	20,176
	Rent expense (i)	338,697	317,283
EBITDAR		$2,561,797	$2,412,612

Adjusted debt to EBITDAR		2.34	2.23

(i)

The table below outlines the calculation of Rent expense and reconciles Rent expense to Total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the year ended December 31, 2019 (in thousands):

Total lease cost, per ASC 842, for the year ended December 31, 2019		$398,294
Less:	Variable non-contract operating lease components, related to property taxes and insurance, for the year ended December 31, 2019	59,597
Rent expense for the year ended December 31, 2019		$338,697

	December 31,
	2019	2018
Selected Balance Sheet Ratios (1):
Inventory turnover (2)	1.4	1.4
Average inventory per store (in thousands) (3)	$631	$612
Accounts payable to inventory (4)	104.6%	105.7%

		For the Three Months Ended		For the Year Ended
		December 31,		December 31,
		2019	2018	2019	2018
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$218,803	$385,536	$1,708,479	$1,727,555
Less:	Capital expenditures	146,850	153,807	628,057	504,268
	Excess tax benefit from share-based compensation payments	12,933	1,729	25,992	34,703
	Investment in tax credit equity investments	15,793	—	33,781	—
Free cash flow		$43,227	$230,000	$1,020,649	$1,188,584

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Store Count:
Beginning domestic store count	5,420	5,190	5,219	5,019
New stores opened	19	29	202	206
Bennett stores acquired, net of stores merged (5)	—	—	20	—
Stores closed	—	—	(2)	(6)
Ending domestic store count	5,439	5,219	5,439	5,219

Mexico stores (6)	21	—	21	—
Ending total store count	5,460	5,219	5,460	5,219

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Store and Team Member Information (1):
Total employment	81,223	78,882
Square footage (in thousands)	40,227	38,455
Sales per weighted-average square foot (7)	$61.15	$59.99	$254.81	$251.06
Sales per weighted-average store (in thousands) (8)	$452	$442	$1,881	$1,842

(1)	Represents O’Reilly’s U.S. operations only.
(2)

Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)

O’Reilly acquired 33 Bennett Auto Supply, Inc. (“Bennett”) stores after the close of business on December 31, 2018, which were not included in the December 31, 2018, store count, as they were not operated by the Company for any portion of 2018. During the first quarter ended March 31, 2019, O’Reilly merged eight of the acquired Bennett stores into existing O’Reilly locations, and during the second quarter ended June 30, 2019, O’Reilly merged an additional five acquired Bennett stores into existing O’Reilly locations.

(6)	O’Reilly acquired Mayoreo de Autopartes y Aceites, S.A. de C.V. (“Mayasa”), headquartered in Guadalajara, Jalisco, Mexico, after the close of business on November 29, 2019.
(7)

Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(8)

Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.